ADDENDUM  TO
                         EMPLOYMENT  AGREEMENT


     This Addendum ("Addendum") to that certain Employment Agreement ("Agreement") by and between Jones Naughton Entertainment, Inc., a Colorado corporation (now known as Go Online Networks Corporation, a Delaware corporation) (the "Company") and James Cannon ("Employee") dated effective as of April 12, 1999 is executed effective this 4th day of November, 1999.

     Capitalized terms used herein shall have the same meaning as in the Agreement.

     1. Paragraph 3.1(d) of the Agreement is hereby restated in its entirety to read as follows:

"In addition to the Salary, Bonus, and Third-Party Bonus set forth herein, Employee shall be granted options to acquire "restricted" shares of Company common stock as follows: (i) Options to acquire One Million (1,000,000) shares of "restricted" Company common stock at a price of $0.20 per share, exercisable for a period of two (2) years from the date of this Agreement; and (ii) Options to acquire One Hundred Fifty Thousand (150,000) shares of "restricted" Company common stock at a price of $0.24 per share, exercisable for a period of two (2) years from the date of this Agreement."


     The balance of the terms of the Agreement are hereby acknowledged and agreed to and shall remain in full force and effect.



/s/  James Cannon
____________________________                    Go  Online Networks Corporation,
James  Cannon
                                                a  Delaware  corporation


                                                  /s/  Joseph M. Naughton
                                                  ______________________________
                                                 By:     Joseph  M.  Naughton
                                                 Its:    Chief Executive Officer